Exhibit 10.11

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (i) NOT MATERIAL AND (ii) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

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ASSIGNMENT AGREEMENT

THIS ASSIGNMENT AGREEMENT (the “Agreement”) is made and entered into, as of the Effective Date, by and between Lantern Pharma, Inc. (hereinafter referred to as “Lantern”) and BioNumerik Pharmaceuticals, Inc. (hereinafter referred to as “BioNumerik”), with regard to the assignment of rights to the Compound (defined below) in the Field (defined below) in the Territory (defined below).

WHEREAS, BioNumerik is the originator and innovator of certain technology and pharmaceutical uses regarding the Compound;

WHEREAS, BioNumerik previously entered into a License Agreement, dated as of May 31, 2016, with Lantern; and

WHEREAS, BioNumerik desires to assign rights to the Compound in the Field in the Territory to Lantern, and Lantern desires to obtain BioNumerik’s assignment of such rights to the Compound.

NOW, THEREFORE, the parties hereto agree as follows:

Article 1 (Definitions)

As used in this Agreement, the following terms have the following meanings:

(1)	“Affiliate” means, with respect to any Party, any corporation, entity, or person that directly or indirectly controls, or is controlled by or is under common control with, such Party, but only for so long as such control exists. For purposes of this definition, “control” means (a) in the case of corporate entities, direct or indirect ownership of fifty percent (50%) or more of the stock or shares entitled to vote for the election of directors; and (b) in the case of non-corporate entities, direct or indirect ownership of fifty percent (50%) or more of the equity interest with the power to direct the management and policies of such non-corporate entities.

(2)	“Agreement Term” means a period that starts as of the Effective Date and, unless this Agreement is otherwise terminated as set forth herein, continues (on a country-by-country and Product-by-Product basis) until the later to occur of (i) five (5) years after the expiration of the last to expire Patent Rights in an applicable country in the Territory, and (ii) if no Patent Rights exist in such country, fifteen (15) years after May 31, 2016.

(3)	“Application for Marketing Approval” means any act of submission of materials, information, data, documents, etc. to a Regulatory Authority required to obtain a Marketing Approval for the Product in the Territory, such as NDA in the US and MAA in the EU. “Initial Application for Marketing Approval” means the initial application submitted to a Regulatory Authority to obtain a Marketing Approval for the Product in the Territory.

(4)	“Closing Date” means the third business day after which the following has occurred: BioNumerik obtaining all necessary approvals by BioNumerik’s shareholders of this Agreement and of the assignment to Lantern of rights to the Compound pursuant to this Agreement.

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(5)	“Commercially Diligent Efforts” means, with respect to the evaluation, development, manufacture, supply, delivery, marketing, sale and promotion of the Product or the conduct of other activities referred to herein as requiring Commercially Diligent Efforts, such reasonable efforts and resources commonly used by a similarly situated company in the research-based pharmaceutical industry for a product owned or licensed by it of similar commercial potential at a similar stage in its lifecycle, taking into consideration such factors as its safety and efficacy, product profile, cost to develop, the time required to complete development, the competitiveness of alternative products, its proprietary position, the likelihood of regulatory approval, its profitability, sharing of revenues, its labeling, the regulatory environment, competitive market conditions and all other reasonably relevant factors, all as measured by the facts and circumstances at the time such efforts are due.

(6)	“Compound” means the compound identified as disodium 2,2’-dithio-bis-ethane sulfonate (also known as: Tavocept; generic name: dimesna; BioNumerik’s development code: BNP7787), and shall also include all analogs, follow-on compounds and related compounds that are included in the claimed subject matter of the Patent Rights, and including salt form, base form, pro-drug, ester, isomer, metabolite, crystalline polymorph, and hydrate or solvate of any foregoing compound.

(7)	“Confidential Information” of a Party means any and all non-public and proprietary information (including, without limitation, trade secrets, inventions and unpatented know-how and related technology) that is disclosed by such Party to the other Party under this Agreement on or after the Closing Date. All information disclosed by a Party to the other Party under the License Agreement or the Evaluation Agreement regarding the Compound shall be deemed to be such disclosing Party’s Confidential Information under this Agreement. In addition, effective as of the Closing Date, all unpublished Patent Rights, Information and BioNumerik Improvements that are assigned to Lantern under Section 2.1 shall be deemed Confidential Information of Lantern.

(8)	“Control” means, with respect to any patent, information or other intellectual property rights, that a Party or its Affiliate owns (or has a license to) such patent, information or other intellectual property rights, and has the right to grant the other Party a license (or sublicense) or other rights on the terms and conditions set forth herein.

(9)	“Development” means clinical and non-clinical studies in the Field in the Territory, and any other developmental activities in the Territory required to obtain Marketing Approvals of the Product in the Field in the Territory, and clinical and non-clinical studies relating to the Product to be conducted in the Field in the Territory after any initiation of commercial sales of Product in the Field in the Territory.

(10)	“Effective Date” means January 5, 2018.

(11)	“Existing BNPI Payment Recipients” means the shareholders of BioNumerik existing immediately prior to the Closing Date, and such transferees or successors of such shareholders as may from time to time be designated in writing to Lantern by or on behalf of the particular Existing BNPI Payment Recipient to which such a transfer or assignment relates.

(12)	“Evaluation Agreement” means that certain Evaluation Agreement, dated as of May 31, 2016, between Lantern and BioNumerik, as amended by the Amendment and License Continuation Confirmation Agreement, dated as of February 27, 2017, between BioNumerik and Lantern.

(13)	“Field” means uses of a compound or product in the Territory for therapeutic treatment indications in humans.

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(14)	"Generic Product” means with respect to sales of the Product in the Field in a particular country or regulatory jurisdiction, a pharmaceutical product (other than the Product) being sold in the Field in such country or jurisdiction by a third party that is not Lantern or a sublicensee or Affiliate of Lantern, where such product (other than the Product) meets each of the following conditions: (a) the product contains the same active pharmaceutical ingredients (or salts or esters thereof) as the Product; (b) the product has obtained regulatory approval in such country or jurisdiction on an expedited or abbreviated basis in a manner that relied on the Marketing Approval of the Product or incorporated data submitted by Lantern, its Affiliates or sublicensees for the Marketing Approval of the Product in the Field; and (c) the product was not acquired directly or indirectly from Lantern or a sublicensee or Affiliate of Lantern.

(15)	“Improvements” means any and all inventions (including patents and patent applications, divisional applications and patent term extensions thereof, and the like that claim such inventions), developments, discoveries and improvements (including, without limitation, chemical and physical data, clinical data, information concerning formulae, compounds, specifications, designs, synthesis, processes, formulations, applications, toxicity, operations, regulatory affairs and marketing) that are developed or obtained by or for the Parties with respect to the Compound or Product, whether in the Development or the manufacture or sale of the Product or otherwise, during the Agreement Term. Improvements Controlled by BioNumerik shall be referred to herein as “BioNumerik Improvements” and Improvements Controlled by Lantern shall be referred to herein as “Lantern Improvements”.

(16)	“Information” means any data, know-how, or other information (whether or not patentable and regardless of the location where such information is obtained, and including, without limitation, information or data submitted to or obtained from any Regulatory Authority) relating to the Compound or Product that are Controlled by BioNumerik immediately prior to the Closing Date.

(17)	“License Agreement” means that certain License Agreement, dated as of May 31, 2016, between BioNumerik and Lantern, as amended by the Amendment and License Continuation Confirmation Agreement (the “Amendment Agreement”), dated as of February 27, 2017, between BioNumerik and Lantern.

(18)	“Majority of the Existing BNPI Payment Recipients” means the majority vote of the Existing BNPI Payment Recipients, with each such recipient entitled to (i) one vote for each share of BioNumerik Common Stock held by such recipient (or their predecessor or transferor) immediately prior to the Closing Date, and (ii) a number of votes equal to the number of full shares of BioNumerik Common Stock into which the shares of BioNumerik Preferred Stock held by such recipient (or their predecessor or transferor) immediately prior to the Closing Date were convertible.

(19)	“Marketing Approval” means all authorizations, licenses, approvals, etc. (including any import permit and marketing authorization) granted by a Regulatory Authority or required by law or regulation in order to manufacture, sell or import the Product in the Field in the Territory. “Initial Marketing Approval” means the first approval granted by a Regulatory Authority in order to allow the sale of the Product in the Field in the Territory.

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(20)

“Net Revenue” means all revenue recognized or received by Lantern or its Affiliates during the applicable measurement period through the sale or license of Products as determined in accordance with GAAP as consistently applied by Lantern in the preparation of its financial statements. With respect to Product sales made by Lantern or its Affiliates in the Territory, Net Revenue shall include the recorded gross sales of each manufactured unit of Product or Compound, less the following deductions with respect to such unit as determined in accordance with GAAP: (a) sales and excise taxes, duties, and any other governmental charges imposed upon the use or sale of the Product; (b) trade, quantity and cash discounts allowed on a Product to third party wholesalers or other third parties to whom the Product is sold and shipped directly; (c) provisions for actual credits to customers on account of rejection or return of a Product or on account of price reductions affecting a Product; (d) Product rebates and Product charge-backs and other customary price reduction programs granted to managed care entities and pharmaceutical benefit management service entities; (e) freight, postage, shipping, transportation and insurance charges, in each case actually allowed or paid for delivery of Product; and (f) provisions for actual write-offs of uncollectible customer accounts for previously recorded sales. Net Revenue with respect to any combination product shall be reasonably allocated between the Product and other active ingredients or medicaments. With respect to licenses and sublicenses by (or at the direction of) Lantern in the Territory, Net Revenue shall include revenue and payments received by Lantern or its Affiliates pursuant to any such license or sublicense relating to the Product or Compound net of direct fees and expenses paid by Lantern (and not otherwise reimbursed by the licensee or sublicensee or pursuant to another provision of this Agreement) with respect to the applicable license or sublicense, provided that payments received by Lantern or its Affiliates from a transaction where a payment is made to BioNumerik in accordance with Section 3.5 shall not be included in the calculation of Net Revenues. For avoidance of doubt, (i) Net Revenue shall not include any Upfront, Milestone & Royalty Amounts (as defined in Section 3.5 below) if BioNumerik has been paid the applicable sharing percentage of such amounts as provided in Section 3.5, and (ii) Net Revenue also shall not include any amounts received in exchange for capital investment in Lantern, except to the extent such investment is reasonably attributable to a license, assignment or comparable transaction with respect to the Product.

Sales between Lantern and its Affiliates or other entities under Lantern’s control shall not be structured or conducted with the objective, purpose or result of reducing or avoiding royalty amounts payable to BioNumerik. Accordingly, sales of Product by Lantern Affiliates or other entities under Lantern’s control shall be included as sales of Product for purposes of calculating Net Revenues.

(21)	“Outside the Field” means uses of the Compound and/or Product in the Territory for uses in animal (non-human) species.

(22)	“Party” means either Lantern or BioNumerik when referred to herein individually, and the term “Parties” means both of Lantern and BioNumerik, collectively.

(23)	“Patent Costs” means all reasonable, preapproved costs for payment of maintenance fees, filing and patent prosecution fees, grant and issue fees, and reasonable fees of patent counsel and patent agents paid or incurred by or on behalf of BioNumerik for the maintenance and advancement of the Patent Rights in the Territory prior to the Closing Date.

(24)	“Patent Rights” means (a) the patents and patent applications listed on Exhibit (1) hereto, as amended from time to time by agreement of the Parties, (b) any reissue, reexamination, continuation, divisional, continuation-in-part of any of the foregoing, including any other patent applications claiming priority to any of the foregoing, (c) all patents, including utility model, that issue from any of the foregoing, including foreign equivalents, and (d) any other patent or patent application Controlled by BioNumerik immediately prior to the Closing Date or thereafter by Lantern whose claimed subject matter covers the Compound or Product, processes to make the Compound or Product, uses of the Compound or Product, or methods of administration or treatment with respect to the Compound or Product in the Territory. The Patent Rights on the Effective Date of this Agreement are as stated in Exhibit (1) attached hereto.

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(25)	“Product” means any and all formulations, salts and dosage forms containing the Compound, including any salt forms thereof and with or without any pharmaceutically acceptable carriers, excipients, preservatives, bacteriostatic components, and adjuvants, and including, but not limited to, any improvements to which BioNumerik or Lantern has licensable or assignable rights that are made to the Product after the execution of the Agreement, and any combination products or therapies to which BioNumerik or Lantern has licensable or assignable rights where the Product is administered with one or more active ingredients alone or in combination with other medicaments, regardless of the respective timing and mode of administration of each active ingredient.

(26)	“Regulatory Authority” means any regulatory authority having jurisdiction over pharmaceutical agents in the Territory, including, without limitation, the U.S. Food and Drug Administration (“FDA”), the European Medicines Agency (“EMA”), the Japanese Pharmaceuticals and Medical Devices Agency, and the China Food and Drug Administration.

(27)	“Schedule A” means that certain schedule attached to this Agreement and designated as Schedule A, as such Schedule A may be amended from time to time by BioNumerik or by vote of a Majority of the Existing BNPI Payment Recipients, with written notice of such amendment given to Lantern.

(28)	Schedule A Parties” means the payment recipients listed on Schedule A to this Agreement, with all payments to such recipients to be made in the order and manner provided on such Schedule A.

(29)	“Territory” means the entire world.

(30)	“Trademark Rights” means the trademark corresponding to “TAVOCEPT” owned by BioNumerik with respect to particular jurisdictions in the Territory. Registration information regarding the Trademark Rights as of the Effective Date is set forth in Exhibit (2) attached hereto.

Article 2 (Assignment)

2.1 Assignment. Effective as of the Closing Date, BioNumerik hereby assigns to Lantern (subject to the retention and reservation of rights as described in Section 2.2 below) (i) all right, title and interest of BioNumerik in and to the Patent Rights, Information and BioNumerik Improvements, and (ii) all right, title and interest of BioNumerik in and to the Trademark Rights.

2.2 Retention and Reservation of Rights. BioNumerik will retain the right for itself and its Affiliates to use the Patent Rights, Information, BioNumerik Improvements and Trademark Rights in the Territory without cost as necessary to carry out BioNumerik’s obligations under this Agreement. In addition, BioNumerik will retain the right for itself and its Affiliates, licensees, sublicensees, assignees and contract-manufacturers to use the Patent Rights, Information, BioNumerik Improvements and Trademark Rights Outside the Field in the Territory for purposes of conducting and having conducted research and development (including studies and clinical trials) of the Compound and Product throughout the Territory for the purpose of obtaining regulatory approvals and label expansions or other medical indications for the Product or Compound Outside the Field and commercializing and marketing the Product and Compound Outside the Field. Notwithstanding Section 2.1 or other provisions of this Agreement, no assignments, licenses or other rights are granted to Lantern or its Affiliates under this Agreement with respect to (i) uses conducted in animal (non-human) species, and (ii) uses of 2,2’-dithio-bis-ethane sulfonate (also known as Tavocept) or any other compound or product in combination with (a) 7-[(2’-trimethylsilyl)ethyl]-20(S) camptothecin (also known as Karenitecin), or (b) any other compound in the camptothecin class of pharmaceutical agents with respect to which BioNumerik has previously licensed, assigned, granted or committed to license, assign, or grant rights to a third party or parties. Lantern agrees that it will make reasonable efforts to prevent its licensees and distributors from distributing the Product Outside the Field, such reasonable efforts including terminating the license of any such sublicensee or distributor that continues to provide Product for distribution Outside the Field within ninety (90) days of receiving notice from Lantern that its Products are being distributed Outside the Field.

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2.3 Covenant Not to Develop. BioNumerik covenants that, during the Agreement Term, it will not take any action to develop the Compound or Product in the Field in the Territory except as authorized in writing by Lantern.

Article 3 (Payments, Milestones and Royalties)

3.1 Initial Upfront Payment. Concurrently with the execution of this Agreement, Lantern will pay BioNumerik an upfront payment of U.S. $ [***] ([***] dollars), to assist with payment of BioNumerik mailing, copying, legal and consulting costs.

3.2 Closing Date Payment. On the Closing Date, Lantern will pay BioNumerik an additional [***] payment of U.S. $ [***] ([***] (dollars).

3.3 Lantern Recovery of Section 3.1 and 3.2 Payment Amounts. The entire amount of payments made by Lantern pursuant to Section 3.1 and Section 3.2 of this Agreement shall be recoverable by Lantern from future Net Revenue and future payments received by Lantern or its Affiliates from Third Party Transactions (defined below), prior to making any royalty or sharing payments pursuant to Section 3.4 or Section 3.5.

3.4 Internal Development by Lantern.

(a)	In the event Lantern develops and commercializes the Compound or Product itself or through its Affiliates, then Lantern will make cash royalty payments to the Schedule A Parties based on the percentages of Net Revenue set forth in the following table, to be applied as a percentage of Net Revenue amounts actually received by Lantern or its Affiliates (subject to reductions as permitted by Sections 3.3, 3.6, 4.2, 4.3 and 5.2):

Cumulative Net Revenue	Incremental Royalty Rate
(in U.S. Dollars)
$0-100 Million	[***]%
$100 Million-250 Million	[***]%
$250 Million-500 Million	[***]%
$500 Million-1.0 Billion	[***]%
$1.0 Billion and above	[***]%

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(b)	The royalty payments under this Section 3.4 shall be paid on a quarterly basis within sixty (60) days after the end of each calendar quarter, and the payment shall be accompanied with a report containing Net Revenue with respect to sales of the Products on a country-by-country and Product-by-Product basis.

(c)	If, with respect to a particular country in the Territory, either (i) the Product is generating Net Revenue in such country at a time when a Generic Product is being sold in such country, or (ii) the Product is generating Net Revenue in such country at a time when no patents or patent applications Controlled by Lantern or any direct or indirect successor, assignee, licensee, sublicensee or Affiliate of Lantern are then in force in such particular country with claimed subject matter covering the Compound or Product, processes to make the Compound or Product, uses of the Compound or Product, or methods of administration or treatment with respect to the Compound or Product, then the royalty rate applicable to Net Revenue of the Product in such country shall be reduced by [***] percent ([***]%); it being understood that the remaining royalties payable with respect to such country shall be for the assignment in such country of non-patented Information and BioNumerik Improvements.

(d)	In the event the development, use or commercialization of Compound or Product in the Field in the Territory by Lantern, its Affiliates or licensees or sublicensees in accordance with terms of this Agreement would infringe the intellectual property rights of any third party absent a license thereunder, which manufacturing, use or sale activity necessitates Lantern to reasonably obtain a license under such third party intellectual property rights, then Lantern may deduct from the royalties that would otherwise be due to the Schedule A Parties pursuant to this Section 3.4 [***] percent ([***]%) of any payments actually paid to any such third party as consideration solely for any such license to such third party intellectual property rights to the extent such license relates to the otherwise infringing development, use or commercialization of Compound or Product in the Field in the Territory.

3.5 Sharing of Payments from Third Party License or Transaction.

(a)	In the event Lantern or its Affiliates enters into a license, assignment or other transaction that involves the license and/or assignment and/or development and/or commercialization of the Compound or Product (referred to as a “Third Party Transaction”) (including, without limitation, a license, sublicense, strategic alliance transaction, assignment, or a sale of all or a portion of Lantern’s business or assets related to the Compound or Product) with a third party or parties (each referred to herein as a “Transaction Party”), then (i) if such Third Party Transaction is entered into on or before May 31, 2018, Lantern will pay to the Schedule A Parties (in the manner designated on Schedule A to this Agreement)[***]% of whatever payments are received by Lantern or its Affiliates from such Third Party Transaction with respect to upfront, milestone, royalty, profit sharing, acquisition payments or other similar payments with respect to the Compound or Product (“Upfront, Milestone & Royalty Amounts”), whether such payments are paid in cash, stock or any other form of consideration, provided that Lantern may first recover from the total payments paid by the Transaction Party the direct costs incurred by Lantern (and not otherwise reimbursed by the Transaction Party) after May 31, 2016 with respect to the Development of the Compound up to the time of entry into such Third Party Transaction, with [***]% of all remaining Upfront, Milestone & Royalty Amounts to be paid to the Schedule A Parties (in the manner designated on Schedule A to this Agreement), with such payments to the Schedule A Parties to be made within thirty (30) days after payments from such Third Party Transaction are received by Lantern or its Affiliates, and (ii) if such Third Party Transaction is entered into after May 31, 2018, Lantern will pay to the Schedule A Parties (in the manner designated on Schedule A to this Agreement)[***]% of whatever Upfront, Milestone & Royalty Amounts payments are received by Lantern or its Affiliates from such Third Party Transaction, whether such payments are paid in cash, stock or any other form of consideration, provided that Lantern may first recover from the total payments paid by the Transaction Party the direct costs incurred by Lantern (and not otherwise reimbursed by the Transaction Party) after May 31, 2016 with respect to the Development of the Compound up to the time of entry into such Third Party Transaction, with [***]% of all remaining Upfront, Milestone & Royalty Amounts to be paid to the Schedule A Parties (in the manner designated on Schedule A to this Agreement), with such payments to the Schedule A Parties to be made within thirty (30) days after payments from such Third Party Transaction are received by Lantern or its Affiliates.

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As described in Article 1(20) above, Net Revenue shall not include any Upfront, Milestone & Royalty Amounts (as defined above in this Section 3.5) if BioNumerik has been paid the applicable sharing percentage of such amounts as provided in this Section 3.5.

3.6 Reimbursement for Patent Costs; Cost Recovery by Lantern.

(a)	During the period of time from the Effective Date to the Closing Date, as reasonably requested by Lantern, Lantern and BioNumerik shall confer to (1) review the portion of the BioNumerik patent portfolio that relates to the Product or Compound and (2) identify those patent assets that Lantern desires to develop or maintain (the “Covered Patents”), on a matter and country basis. Lantern shall have sole discretion to determine whether a patent is a Covered Patent solely for purposes of calculating Lantern’s payment obligations for Patent Costs as described in this Section 3.6(b) below. Patent Costs associated with Covered Patents shall be deemed preapproved by Lantern.

(b)	During the period of time from the Effective Date to the Closing Date, Lantern shall pay to BioNumerik (or its designee), on a monthly basis 100% of all reasonable costs for payment of Patent Costs associated with the Covered Patents. BioNumerik shall, on a monthly basis, issue to Lantern an invoice for such Patent Costs, accompanied by details of such costs, and Lantern shall pay such costs within thirty (30) days after the receipt of such invoice.

(c)	Lantern shall have the right to recover all prior Patent Costs paid by Lantern under this Agreement or under the License Agreement out of Net Revenue of the Product, with the repayment to Lantern for such prior Patent Costs to be paid out of and at the time of receipt of Net Revenue, with up to the first 50% of the amount of Net Revenue received from time to time (prior to the calculation of the royalty as set forth in Section 3.4) to be applied towards repayment of such prior Patent Cost amounts paid by Lantern until such time as such then existing prior Patent Cost amounts paid by Lantern have been recovered.

3.7 Taxes.

(a)	Taxes on Income. Each Party shall be solely responsible for the payment of all applicable taxes imposed on income received or attributable to such Party that arises directly or indirectly from the efforts of the Parties under this Agreement.

(b)	Tax Cooperation. The Parties agree to cooperate with one another and use reasonable efforts to reduce or eliminate tax withholding or similar obligations in respect of royalties and other payments made by Lantern under this Agreement. To the extent Lantern is required to deduct and withhold taxes on any payment hereunder, Lantern shall pay the amounts of such taxes to the proper tax authority in a timely manner and promptly transmit to the Schedule A Parties an official tax certificate or other evidence of such withholding. Lantern will allow the Schedule A Parties to provide it with any tax forms that may be reasonably necessary in order for Lantern not to withhold tax or to withhold tax at a reduced rate under an applicable bilateral income tax treaty. To the extent similar reasonable assistance is provided to Lantern, Lantern shall provide the Schedule A Parties with reasonable assistance to enable the recovery, as permitted by applicable laws, of withholding taxes, value added taxes, or similar obligations resulting from payments made under this Agreement, such recovery to be for the benefit of the particular party or parties bearing such withholding tax or value added tax.

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Article 4 (Assignment Closing)

4.1 Assignment Effective as of Closing Date; Termination of License Agreement. The assignment by BioNumerik pursuant to Section 2.1 shall be effective as of the Closing Date. As of the Closing Date, the License Agreement and the Evaluation Agreement shall terminate. Lantern and BioNumerik agree to execute such additional papers and documents as necessary in order to further reflect such assignment and such termination of the License Agreement and Evaluation Agreement.

4.2 Filings to Record Assignment of Patent Rights and Trademark Rights. Promptly following the Closing Date, BioNumerik will coordinate with Lantern to assist Lantern in executing and recording the necessary documents in order to evidence the assignment to Lantern of (i) the patents and patent applications listed on Exhibit (1) hereto, and (ii) the trademarks listed on Exhibit (2) hereto, with evidence of such assignments to be filed and recorded in the United States and the other countries and jurisdictions where such respective patents, patent applications, and trademarks exist. Lantern will pay all applicable recording and filing fees, patent counsel and patent agent fees, transfer fees, and other costs associated with the filing and recording of such assignments, with all of such costs to be recoverable by Lantern from future Net Revenue and future payments received by Lantern or its Affiliates from Third Party Transactions, prior to making any royalty or sharing payments pursuant to Section 3.4 or Section 3.5.

4.3 Transfer of IND. Promptly following the Closing Date, BioNumerik will transfer the Tavocept Investigational New Drug (IND) application (IND No. 51,014) to Lantern. Lantern and BioNumerik will coordinate in executing and filing with FDA the documents necessary to evidence such transfer, including documentation from BioNumerik stating that all rights to the IND application have been transferred to Lantern, and documentation from Lantern stating that Lantern has assumed the obligations under the IND application and is committing to the agreements and conditions contained in the IND application. In addition, Lantern agrees to prepare and file clinical study reports relating to Tavocept clinical trials conducted prior to the Effective Date, as may be required to be filed from time to time pursuant to FDA or other Regulatory Authority requirements. All costs relating to the preparation and filing of such clinical study reports shall be recoverable by Lantern from future Net Revenue and future payments received by Lantern or its Affiliates from Third Party Transactions, prior to making any royalty or sharing payments pursuant to Section 3.4 or Section 3.5.

4.4 Assignment of TriviumVet License Agreement.

(a)	It is the intention of BioNumerik that, effective as of the Closing Date and subject to obtaining necessary approvals by BioNumerik’s shareholders and by TriviumVet DAC (“TriviumVet”), BioNumerik intends to assign to TriviumVet certain rights with respect to uses of the Compound and/or Product Outside the Field. In connection with such assignment, BioNumerik and Lantern acknowledge that [***]% of all royalties, sharing payments or other amounts actually available for distribution to BioNumerik or other Schedule A Parties from time to time pursuant to such an assignment to TriviumVet will be paid to such Schedule A Parties, with the remaining [***]% of such amounts that are actually available for distribution from or at the direction of TriviumVet to be paid to Lantern.

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(b)	Upon such an assignment by BioNumerik to TriviumVet, Lantern shall provide TriviumVet (and its Affiliates and sublicensees) with (i) all data and information generated by Lantern or its Affiliates with respect to the Compound or Product that may be useful or necessary for supporting the development of the Compound or Product Outside the Field in the Territory and in obtaining regulatory and marketing approvals Outside the Field in the Territory, and (ii) an exclusive license to use the Patent Rights, Trademark Rights, Improvements, Information, and new intellectual property generated jointly by TriviumVet and Lantern for the purpose of supporting the development of the Compound or Product Outside the Field in the Territory (including the right to make, have made, use, sell, offer for sale, import and market the Compound and Product Outside the Field in the Territory), all on the condition that TriviumVet will make a similar agreement to provide Lantern (and its Affiliates and sublicensees) with (x) similar data and information for the purpose of supporting the development of the Compound or Product in the Field in the Territory, and (y) an exclusive license to use both (I) inventions, developments, discoveries and improvements developed or obtained by or for TriviumVet with respect to the Compound or Product, and (II) new intellectual property generated jointly by TriviumVet and Lantern, all for the purpose of supporting the development of the Compound or Product in the Field in the Territory.

(c)	In addition, upon such an assignment by BioNumerik to TriviumVet, Lantern agrees to cooperate with TriviumVet to establish reasonable procedures regarding enforcement of the Patent Rights and Trademark Rights and for Lantern and TriviumVet to cooperate with respect to any third party infringement of the Patent Rights or Trademark Rights. Lantern agrees, from time to time, to reasonably discuss and coordinate the use of the Trademark Rights with TriviumVet, with the objective of assuring that there is not confusion between uses of the Compound and Product in the Field and uses of the Compound and Product Outside the Field. If Lantern decides to cease the prosecution or maintenance of any Patent Rights or Trademark Rights in any country, it shall notify TriviumVet in writing sufficiently in advance so that TriviumVet may, at its discretion, have the opportunity to assume the responsibility for the prosecution or maintenance of such applicable Patent Rights or Trademark Rights, at TriviumVet’s cost.

(d)	Lantern agrees to execute such additional papers and documents and to take and to cause its Affiliates to take all additional actions as are necessary to evidence TriviumVet’s rights to use the Patent Rights, Trademarks, Improvements and Information for the purpose of supporting the development of the Compound and Product Outside the Field in the Territory.

Article 5 (Development Efforts; Information Sharing)

5.1 Development and Commercialization.

(a)	Prior to the Closing Date, Lantern will conduct evaluation and development efforts in accordance with the terms of the License Agreement. Following the Closing Date, Lantern agrees to use Commercially Diligent Efforts to commercialize or cause to be commercialized the Compound and Product in the Field in the Territory as soon as reasonably practicable.

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(b)	Following the Closing Date, Lantern will use Commercially Diligent Efforts in connection with obtaining and maintaining the development, required governmental approvals, manufacturing and sale of the Product in the Field in the Territory, taking into account the objective of maintaining the safety, effectiveness and quality of the Product and compliance with all applicable governmental regulations in the Territory. In the event a Marketing Approval is obtained for the Product or Compound in the Field, Lantern and its Affiliates will use Commercially Diligent Efforts to promote and market the Product in the Field in the Territory.

(c)	Lantern will be responsible for effecting all clinical efficacy studies, bioavailability and safety studies required to achieve product registration for the Product in the Territory, and obtaining all registrations for the Product in the Field in the Territory. BioNumerik shall have no obligation to pay any costs with respect to evaluation and development of the Compound and Product. All product registrations obtained in the Field in according with this Section 5.1(c) shall be owned by Lantern.

(d)	Lantern will be responsible for completion of the evaluation and development of the Compound and Product in the Field in the Territory.

(e)	Lantern shall apply for and hold all clinical trial notification forms or permits necessary for the Development in the Field in the Territory, and thereafter Lantern shall handle matters with Regulatory Authorities as an applicant and holder of such clinical trial application forms or permits under its own responsibility. Lantern will prepare and file clinical study reports relating to previously conducted Tavocept trials as described in Section 4.3. During the Agreement Term, Lantern shall pay all registration costs for the Product in the Field in the Territory and shall maintain all Marketing Approvals under its own responsibility and at its own expense.

(f)	The Development shall be conducted by Lantern in compliance with all applicable laws and regulations (including, without limitation, current Good Laboratory Practices (“GLP”), current Good Manufacturing Practices (“GMP”), and current Good Clinical Practices (“GCP”).

(g)	In conducting the Development following the Closing Date, Lantern shall take such actions as Lantern in good faith believes is in the best interest of the Development of the Product in the Field in the Territory.

(h)	Lantern may contract portions of the Development to a third party or parties, including a contract research organization or a site management organization, recognizing that Lantern shall be responsible for the performance by such third parties of such portions of the Development.

(i)	Lantern will provide a summary update with respect to the status of the Development to the Schedule A Parties on at least an annual basis, and will also provide an update with respect to any material changes or developments regarding the Development. Upon request from time to time by a Majority of the Existing BNPI Payment Recipients, Lantern will provide a current summary update with respect to the status of the Development, but shall not be obligated to provide updates more frequently than twice per calendar year.

(j)	Following the Closing Date, BioNumerik will provide to Lantern BioNumerik’s existing files, records, information and documents relating to the Tavocept Development (including information regarding the supply and manufacture of Compound or Product), provided that BioNumerik may retain a confidential copy of such materials solely for archival purposes. Lantern will pay reasonable costs for shipment and transportation of such files, records, information and documents to Lantern or for storage of such materials at Lantern’s expense, as determined in Lantern’s discretion.

CONFIDENTIAL

5.2 Lantern Recovery of Development Costs. Lantern shall have the right to recover from Net Revenue (in the manner described below) all development and regulatory costs incurred by Lantern under this Article 5 (collectively “Development Costs”), with up to the first 5% of the amount of Net Revenue received from time to time (prior to the calculation of the royalty as set forth in Section 3.4) to be applied towards recovery of such Development Costs until such time as they are paid, and provided that recovery of the specified portion of Development Costs shall take precedence over the recovery of the Patent Costs as set forth in Section 3.6, and provided further that any Development Costs that are recovered pursuant to Section 3.5 will not be included as part of the Development Costs to be recovered pursuant to this Section 5.2.

Article 6 (Patent Matters)

6.1 Patent Maintenance and Enforcement of Patents and Proprietary Rights. Following the Closing Date, Lantern will be responsible for prosecuting and maintaining patents and patent applications relating to the Compound, provided that Lantern may, in its discretion and using Commercially Diligent Efforts, determine not to continue to maintain or pursue one or more particular patents or patent applications in one or more territories if Lantern determines that such maintenance or pursuit is not commercially viable in connection with the overall Development of the Compound and Product. To the full extent allowable by law, Lantern, as assignee of the Patent Rights in the Territory, shall have the right, but not the obligation, to institute and prosecute proceedings or suits (“Suits”) for infringement of the Patent Rights and/or patents and other proprietary rights regarding the Compound in the Territory. All legal expenses and costs (including attorneys’ fee) in such Suits regarding the Compound or Product in the Territory will be borne by Lantern, and all recoveries in any Suit (including attorneys’ fee) to enforce the Patent Rights in the Territory shall be retained 100% by Lantern, after payment of all expenses in connection with such Suit.

Article 7 (Trademarks Matters)

7.1 Trademark Maintenance and Quality Control Procedures. Following the Closing Date, Lantern will be responsible for prosecuting and maintaining the Trademark Rights, provided that Lantern may, in its discretion and using Commercially Diligent Efforts, determine not to continue to maintain or pursue one or more trademarks or trademark applications in one or more territories if Lantern determines that such maintenance or pursuit is not commercially viable in connection with the overall Development of the Compound and Product. Lantern will develop and follow reasonable quality control procedures regarding the TAVOCEPT trademark and will perform periodic quality control assessments of any Product bearing the TAVOCEPT trademark, whether the Product originated from Lantern or from a Lantern licensee.

7.2 Lantern Trademarks. In addition, the Parties acknowledge that Lantern may determine to exclusively market the Product and Compound in the Field using trademarks selected and adopted by Lantern (the “Lantern Trademarks”) . Lantern shall be responsible for, at its sole discretion, the selection, adoption, registration, maintenance and defense of all such Lantern Trademarks for use in connection with the sale or marketing of Product in the Territory, as well as all expenses associated therewith. Lantern shall own all Lantern Trademarks. All rights arising from the use by Lantern of the Lantern Trademarks in the Territory during the Agreement Term shall inure to Lantern’s benefit. Lantern shall have the sole right and discretion to bring infringement or unfair competition proceedings anywhere in the world involving infringement of or unfair competitive activities relating to the Lantern Trademarks in the Territory.

CONFIDENTIAL

Article 8 (Confidentiality)

8.1. Confidential and Proprietary Information. Each Party hereto acknowledges that in order for the Parties to carry out their respective obligations under this Agreement, it may be necessary for the Parties to disclose to each other certain Confidential Information. Each Party hereto agrees:

8.1.1. To assure that it does not reveal or make available to any third party any Confidential Information of any other Party, except as such disclosure may be expressly authorized by this Agreement or otherwise specifically approved in writing by the Party whose Confidential Information is to be disclosed and to ensure that it will treat such Confidential Information of the other Party in the same manner as it treats its own Confidential Information, such treatment to be at least the degree that a reasonable person would perform under similar circumstances;

8.1.2. To assure that Affiliates, sublicensees, employees, agents, advisors, associates or other persons to whom such disclosure may be made or who may otherwise have access to such Confidential Information of the other Party have agreed in writing to safeguard and maintain such Confidential Information of the other Party in confidence on terms no less stringent than those contained herein;

8.1.3. To assure that Confidential Information of the other Party is not used for the receiving Party’s benefit except as such benefits are expressly contemplated under this Agreement;

8.1.4. To prohibit the Confidential Information of the other Party from being duplicated in any manner; except as is reasonably necessary to perform its tasks and obligations or to exercise its rights contemplated under this Agreement; and

8.1.5. To prohibit the Confidential Information of the other Party from being published in any form without the express written consent of the disclosing Party.

8.2. Matters not Included as Confidential Information. Notwithstanding anything herein to the contrary, the defined term “Confidential Information” and the obligations of nondisclosure, nonuse and confidentiality relating thereto shall not include any information or data which:

8.2.1. Is or becomes known to the general public through no action or fault of the receiving Party in breach of the confidentiality obligations set forth herein;

8.2.2. Was already known to the receiving Party without any obligation of confidentiality prior to the date of disclosure hereunder, as evidenced by the written records of that Party;

8.2.3. Is or becomes known to the receiving Party without any obligation of confidentiality from a third party having the right to disclose the same, and not having a confidential relationship with the disclosing Party with respect thereto; or

8.2.4. Is necessary for the receiving Party or its Affiliates to disclose to a governmental authority or any agency thereof on a non-confidential basis, in order to pursue a marketing approval or other regulatory approvals as contemplated by this Agreement or for other purposes related to the intent of this Agreement; provided, however, that the receiving Party shall notify the disclosing Party before disclosing such Confidential Information.

CONFIDENTIAL

Each Party may disclose the other Party’s Confidential Information to the extent that such disclosure is required by applicable law, government regulation or court order, provided that such Party shall promptly notify the other Party of such required disclosure and use reasonable efforts to secure confidential treatment or other protection for such Confidential Information. In addition, BioNumerik may disclose the terms of this Agreement to its shareholders and provide a copy of this Agreement and summary updates to its shareholders in connection with BioNumerik’s efforts to obtain the necessary approvals by BioNumerik’s shareholders of this Agreement and the assignment to Lantern of rights to the Compound pursuant to this Agreement.

8.3. Survival of Confidentiality. The obligations of this Article 8 with respect to Confidential Information shall continue during the term of this Agreement and for 10 years after the termination or expiration of this Agreement.

8.4 Equitable Relief. Each Party and its Affiliates acknowledges the possibility that a breach of this Article 8 may not reasonably or adequately be compensated in damages in an action at law and that such a breach may cause the other Party irreparable injury and damage. By reason thereof, each Party and its Affiliates agree that the other Party shall be entitled, in addition to any other remedies it may have under this Agreement or otherwise, to seek preliminary and permanent injunctive and other equitable relief to prevent or curtail any breach of the obligations relating to Confidential Information set forth herein by the other Party.

Article 9 (Agreement Term)

9.1 Term. This Agreement will commence on the Effective Date and will remain in effect during the Agreement Term, unless this Agreement is terminated pursuant to Article 9.2.

9.2 Termination if Closing Date Does Not Occur. If the Closing Date does not occur within 6 (six) months after the Effective Date, then this Agreement shall terminate and the rights and obligations of Lantern and BioNumerik with respect to the Compound and Product shall be governed by the License Agreement.

9.3 Offer Right if Development not Pursued. In addition to the general diligence requirements contained in Article 5, if a period of 24 months passes when Lantern or a Transaction Party has not been using its commercially reasonable efforts to actively pursue Development and, following a Marketing Approval, commercial sales of the Compound or Product, then Lantern shall (or shall cause such Transaction Party to) promptly offer the Existing BNPI Payment Recipients (or their designee determined by vote of a Majority of the Existing BNPI Payment Recipients) the right to obtain all right, title, and interest in the Compound and Product (including, without limitation, all right, title, and interest in the BioNumerik Improvements, Lantern Improvements, Joint Improvements, Patent Rights, Information, Trademark Rights, and Lantern Trademark Rights) with no additional charge to be paid in connection with the transfer of such right, title, and interest other than (i) payment of any and all applicable recording and filing fees, patent counsel and patent agent fees, transfer fees, and other costs associated with the filing and recording of the transfer or assignment of such Patent Rights, trademark rights and other rights, and (ii) payment of any and all filing fees and administrative costs associated with transfer of all Marketing Approvals, applications and/or filings and similar approvals and requests for approval of the Product in the Territory that are held by Lantern or such Transaction Party. If a determination to accept such offer and obtain such rights is made by the Existing BNPI Payment Recipients and they notify Lantern of their determination within 90 days after receiving such offer from Lantern, then Lantern will thereafter cooperate in facilitating such transfer.

CONFIDENTIAL

Article 10 (Dispute Resolution)

10.1 Disputes. Any disputes arising between the Parties relating to, arising out of or in any way connected with this Agreement or any term or condition hereof, or the performance by any Party of its obligations hereunder, whether before or after termination of this Agreement (the “Dispute”), which is not settled by the Parties within thirty (30) days after notice of the Dispute is given by one Party to the other Party in writing will be referred to a senior executive designated by Lantern and a senior executive designated by BioNumerik who are authorized to settle such disputes on behalf of their respective companies (“Senior Executives”). The Senior Executives will meet for at least one (1) business day and negotiate in good faith to resolve such dispute within thirty (30) days of the end of the initial 30-day negotiation period referred to above, at a time and place mutually acceptable to all such Senior Executives.

Article 11 (Additional Terms and Provisions)

11.1 Except as otherwise provided herein, this Agreement or all or any part of the rights and obligations of this Agreement may not be assigned by any Party without the prior written consent of the other Party. Each Party may, however, at its discretion and without consent of the other Party assign this Agreement in whole or in part to one or more of its Affiliates as well as in whole to a new or separate entity acquiring or succeeding to all or a substantial part of the assigning Party’s business, assets or intellectual property rights to which this Agreement relates, so long as (i) the assignee will be liable and responsible for the performance and observation of all of the assigning Party’s obligations hereunder after such assignment, and (ii) the assigning Party (if such assigning Party is a surviving entity) also remains liable and responsible for the performance and observance of all of the assigning Party’s obligations hereunder before such assignment.

11.2 Should any provision of this Agreement be held by a court of competent jurisdiction to be illegal, invalid or unenforceable, the remaining provisions of this Agreement shall not be affected or impaired thereby. In such event, the provision held to be illegal, invalid or unenforceable shall be modified so as to effect the original intent of the parties hereto as closely as possible with respect to such provision and still be legal, valid and enforceable.

11.3 The Parties acknowledge that the assignment to Lantern of rights to the Compound as contemplated by this Agreement is occurring in connection with the contemplated wind down of BioNumerik, and that it is the intention of BioNumerik to wind down and terminate its existence following the Closing Date.

11.4 All notices, communications, reports, etc. that are required hereunder shall be furnished in writing. Such notices, communications, reports, etc. shall be sent to the applicable address of the designated notice recipient set forth below (or to such other address as a particular notice recipient may designate by notice in writing to the other notice recipients) by (1) FedEx, DHL, express mail, or other recognized international courier service, or (2) by facsimile or e-mail at the address designated by each notice recipient.

If to BioNumerik:

8023 Vantage Drive, Suite – Lobby 1, San Antonio, TX 78230

Fax: 210.305.5105; Phone: 210.614.1701

CONFIDENTIAL

If to Lantern:

We Work, 1920 McKinney Ave., Dallas, TX 75201 Attn.: CEO

Email: arun@lanternpharma.com; Phone: 515.231.2065

If to the Schedule A Parties:

8023 Vantage Drive, Suite – Lobby 1, San Antonio, TX 78230

Attention: Designated Schedule A Information Recipient

11.5 This Agreement and its schedules and attachments contain the entire agreement and understanding of the Parties with respect to the matters contained herein, superseding all prior understandings among the Parties, whether written or oral, concerning the subject matter hereof. In addition to and notwithstanding the foregoing, (i) the License Agreement and the Evaluation Agreement, as amended, modified and supplemented hereby, shall continue in full force and effect in accordance with their specific terms, and (ii) that certain Confidentiality Agreement, dated as of December 8, 2015, between Lantern and BioNumerik and that certain Confidentiality Agreement, dated as of February 14, 2017, between Lantern and BioNumerik (collectively, the “Confidentiality Agreements”) shall continue in full force and effect in accordance with their specific terms, provided, however, that the confidentiality obligations contained in Article 8 of this Agreement shall apply with respect to the confidentiality of all information resulting from the activities of the Parties after the Closing Date hereof.

11.6 No Party hereto will be deemed to be in default of any provision of this Agreement as a result of, or for any failure in performance resulting from, acts or events beyond the reasonable control of such Party, such as Acts of God, acts of civil or military authority, acts of terrorism, civil disturbance, war, strikes, fires, substantial power failures, natural catastrophes or other “force majeure” events so long as a Party uses Commercially Diligent Efforts in such performance. An event of the nature described in this Section 11.6 shall be referred to herein as a “Force Majeure Event”.

11.7 Lantern shall keep and cause its Affiliates, licensees, sublicensees, assignees and any applicable Transaction Party to keep accurate records and books of accounting regarding the Net Revenue received with respect to the Product and units of Product sold in the Territory for three (3) years after they are prepared, and, upon request by BioNumerik or by vote of a Majority of the Existing BNPI Payment Recipients, allow such books and records regarding the Net Revenue and units of Product sold to be examined by a certified public accountant that is designated by BioNumerik or by vote of a Majority of the Existing BNPI Payment Recipients and consented to by Lantern, which consent shall not be unreasonably withheld. Such examinations shall be conducted with prior notice to Lantern, no more than once a year, and during the normal business hours of Lantern that Lantern reasonably consents to. The cost of the accounting firm will be the responsibility of the requestor of such examination unless the report of the accounting firm shows Lantern to have underpaid the Schedule A Parties by more than five percent (5%), in which case the cost of the accounting firm will be the responsibility of Lantern. If an audit reveals an underpayment or overpayment to the Schedule A Parties, steps will promptly be taken as necessary to rectify the error. Lantern is authorized to make reasonable and appropriate adjustments to rectify such an underpayment or overpayment.

11.8 The Parties may, from time to time during the Agreement Term, modify, vary or alter any of the provisions of this Agreement, but only by a written instrument duly executed by authorized officials of both Parties hereto. Lantern and BioNumerik agree that if the existence of BioNumerik has been terminated following the Closing Date, then this Agreement may be amended by Lantern following obtaining approval of such amendment by vote of a Majority of the Existing BNPI Payment Recipients. In addition, if the existence of BioNumerik has been terminated following the Closing Date, then the listing of payment recipients contained on Schedule A to this Agreement and the order of payment and other payment mechanics contained on such Schedule A may be amended by vote of a Majority of the Existing BNPI Payment Recipients.

CONFIDENTIAL

11.9 Payments pursuant to this Agreement will be paid in U.S. Dollars. The exchange rate to be used for converting foreign currencies into U.S. dollars will be the average of the exchange rate published in The Wall Street Journal, Eastern U.S. Edition for the purchase of U.S. dollars for the five (5) consecutive business days prior to the date as of which a particular payment amount or other payment item is calculated under this Agreement.

11.10 The Parties agree to abide by all United States and other applicable laws and regulations governing exports of the Compound and Product or any other technology developed or disclosed as a result of this Agreement. The Parties acknowledge that any performance under this Agreement is subject to any restrictions which may be imposed by the United States and other applicable laws and regulations governing exports. Each Party agrees to provide the other Party with any assistance, including written assurances, which may be required by a competent governmental authority and by applicable laws and regulations as a precondition for any disclosure of technology by the other Party under the terms of this Agreement. In addition, the Parties hereto agree to take all actions as may reasonably be required to assure compliance with all applicable requirements of the U.S. Foreign Corrupt Practices Act.

11.12 Expiration or termination of this Agreement shall not affect accrued rights or obligations of the Parties. In addition, the rights and obligations of the Parties set out in the following sections and articles of this Agreement shall survive and continue to be effective in accordance with their terms after the termination or expiration of this Agreement: Article 8 (Confidentiality); Article 9 (Agreement Term); Article 10 (Dispute Resolution); and Article 11 (Additional Terms and Provisions).

11.13 This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, United States of America without regard to its conflict of laws principles. Subject to the dispute resolution procedures contained in Article 10, each Party hereto hereby irrevocably consents and submits to the jurisdiction and venue of both federal and state courts of the United States of America located in Dallas, Texas, United States of America with respect to any dispute, controversy or claim arising out of or in connection with this Agreement.

11.14 Lantern and BioNumerik hereby agree to execute all additional papers and documents and to take and to cause their Affiliates to take all additional actions reasonably requested by either Party hereto in order to further evidence or reflect the agreements contained in this Agreement (but at the expense of the requesting Party as to all reasonable out-of-pocket expenses incurred by the other Party in connection therewith).

11.15 This Agreement may be executed in counterparts, all of which together shall constitute one and the same instrument. Facsimile signatures, or signatures provided or delivered in Adobe PDF format (or similar electronic scanning format), shall be treated as original signatures for purposes of this Agreement. Unless otherwise specifically agreed, the exchange of signatures and signed counterparts may be made through facsimile and/or electronic mail using Adobe PDF (Portable Document Format) or other similar format; and a facsimile or an electronically scanned copy of an original signature on this Agreement thus delivered by facsimile or electronic mail shall be deemed to be an original signature.

11.16 BioNumerik represents and warrants to Lantern as of the Effective Date that:

(a)	As of the Effective Date, Exhibit (1) lists all patent applications and patents that are owned or licensed by BioNumerik as of the Effective Date and cover the Compound, process to make Compound, and/or uses of the Compound, except as otherwise expressly noted on such Exhibit (1), and (except as otherwise noted), to the knowledge of BioNumerik, all such patents are valid and all such patents and patent applications are held by BioNumerik free and clear of all encumbrances to the grant of an assignment to Lantern as purported to be granted pursuant to this Agreement;

CONFIDENTIAL

(b)	BioNumerik has sufficient legal and/or beneficial title, ownership or license, free and clear from any mortgages, pledges, liens, security interests, or encumbrances of any kind, of the Patent Rights, Information, BioNumerik Improvements and Trademark Rights to grant the assignment to Lantern as purported to be granted pursuant to this Agreement, subject to the requirement to obtain the necessary approvals by BioNumerik’s shareholders in order for the Closing Date to occur;

(c)	BioNumerik has not granted and will not grant any assignment, license, right or interest to the Patent Rights, Information, BioNumerik Improvement and Trademark Rights that is in conflict with the assignment granted as of the Closing Date by BioNumerik to Lantern hereunder;

(d)	To BioNumerik’s knowledge, the development, manufacture and use of the Compound and Product in the Field in the Territory will not infringe or misappropriate any existing intellectual property right of any third party, and BioNumerik has not received any notice from any third party asserting or alleging that any development, manufacture or use of the Compound or Product would infringe or misappropriate the intellectual property rights of such third party;

(e)	There is no pending, and to BioNumerik’s knowledge, no threatened, adverse action, suit or proceeding in the Territory against BioNumerik involving the Patent Rights, Information, BioNumerik Improvements, Trademark Rights, Compound or Product;

(f)	To BioNumerik’s knowledge, no third party is infringing or misappropriating or has infringed or misappropriated any Patent Rights, Information, BioNumerik Improvements, or Trademark Rights.

11.17 BOTH PARTIES UNDERSTAND THAT THE COMPOUND AND PRODUCT ARE THE SUBJECT OF ONGOING RESEARCH AND DEVELOPMENT AND THAT NEITHER PARTY CAN ASSURE THE SUCCESSFUL DEVELOPMENT OR COMMERCIALIZATION OF THE COMPOUND OR PRODUCT. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, OR NON-MISAPPROPRIATION OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS, IS MADE OR GIVEN BY OR ON BEHALF OF EITHER PARTY. ALL REPRESENTATIONS AND WARRANTIES, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, ARE HEREBY EXPRESSLY EXCLUDED.

11.18 NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, INCIDENTAL, PUNITIVE, OR INDIRECT DAMAGES OR LOSS OF PROFITS ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION IS INTENDED TO OR SHALL LIMIT OR RESTRICT THE DAMAGES AVAILABLE FOR A PARTY’S BREACH OF CONFIDENTIALITY OBLIGATIONS IN ARTICLE 8.

11.19 Each Party shall act solely as an independent contractor, and nothing in this Agreement shall be construed to give either Party the power or authority to act for, bind, or commit the other Party in any way. Nothing herein shall be construed to create the relationship of partners, principal and agent, or joint-venture partners between the Parties.

CONFIDENTIAL

11.20 This Agreement has been prepared jointly and shall not be strictly construed against either Party. Ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision. The headings of each Article and Section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular Article or Section.

IN WITNESS WHEREOF, the parties hereto have hereunto set their hands effective as of the Effective Date.

BioNumerik Pharmaceuticals, Inc.		Lantern Pharma, Inc.

By:	/s/ David R. Margrave	By:	/s/ Arunkumar Asaithambi
Name:		Name:	Arunkumar Asaithambi, Ph.D.
Title:		Title:	Chief Executive Officer
	8023 Vantage Drive, Suite – Lobby 1		1920 McKinney Ave.
	San Antonio, TX 78230, USA		Dallas, TX 75201

By:	/s/ Steve Carchedi
Name:
Title:
8023 Vantage Drive, Suite – Lobby 1
San Antonio, TX 78230, USA

CONFIDENTIAL

Schedule A – Schedule A Parties and Payment Instructions

All payment amounts to be paid to the Schedule A Parties (as defined in the attached Assignment Agreement) shall be paid in the following manner:

1.	First, to BioNumerik Pharmaceuticals, Inc. (“BioNumerik”) if BioNumerik is in existence at the time such payment is to occur;

2.	Next, any remaining payment amounts shall be applied to the extent necessary to satisfy any current outstanding tax obligations of BioNumerik;

3.	Next, any remaining payment amounts shall be applied (on a pro rata basis to all obligees in this payment category) to the extent necessary to satisfy any current outstanding obligations of BioNumerik for legal fees and services; accounting fees and services; consulting fees and services; patent fees and services; payment obligations of BioNumerik pursuant to agreements with licensees or assignees of BioNumerik product candidates other than Tavocept; banking fees and services; rent; phone and internet service provider costs; mail and shipping fees and services; and other current outstanding BioNumerik debt, service provider or contractual payment obligations;

4.	Next, any remaining payment amounts shall be applied towards payment to the holders of BioNumerik Preferred Stock immediately prior to the Closing Date (or to their designated successor or transferee) (collectively, the “BioNumerik Preferred Holders”) an amount equal to the respective liquidation preference amount to which each holder of each respective series of such Preferred Stock would be entitled pursuant to the terms of the BioNumerik Preferred Stock as in existence immediately prior to the Closing Date, provided that, if such amounts to be paid pursuant to this Paragraph 4 shall be insufficient to permit the payment to such respective holders of the full respective preferential amounts to which they would be so entitled, then such available remaining payment amounts shall be distributed to the BioNumerik Preferred Holders pro rata up to the respective preferential amount to which they would be so entitled, based on the number of shares of BioNumerik Common Stock held by each such holder immediately prior to the Closing Date, assuming all shares of BioNumerik Preferred Stock were converted into BioNumerik Common Stock immediately prior to the Closing Date;

5.	Next, any remaining payment amounts shall be applied towards payment to the holders of BioNumerik Common Stock immediately prior to the Closing Date (or to their designated successor or transferee) (collectively, the “BioNumerik Common Holders”) an amount equal to $.01 per share of BioNumerik Common Stock held immediately prior to the Closing Date, provided that, if such amounts to be paid pursuant to this Paragraph 5 shall be insufficient to permit the payment to such respective holders of $.01 per share of BioNumerik Common Stock held immediately prior to the Closing Date, then such available remaining payment amounts shall be distributed to the BioNumerik Common Holders pro rata based on the number of shares of BioNumerik Common Stock held by each such holder immediately prior to the Closing Date; and

6.	Next, any remaining payment amounts shall be distributed to the BioNumerik Preferred Holders and BioNumerik Common Holders pro rata based on the number of shares of BioNumerik Common Stock held by each such holder immediately prior to the Closing Date, assuming all shares of BioNumerik Preferred Stock were converted into BioNumerik Common Stock immediately prior to the Closing Date.

CONFIDENTIAL

Schedule A [continued]

In making the above payments to respective applicable payment recipients, Lantern shall make such payments at the most recent address for such recipients listed in BioNumerik’s records, or at such updated address as a particular applicable payment recipient may designate by notice in writing to BioNumerik or to the Designated Schedule A Information Recipient (defined below).

In making such payments pursuant to this Schedule A, Lantern shall be entitled to rely on the Designated Schedule A Information Recipient for guidance with respect to information regarding current outstanding BioNumerik obligations and account balances, and contact and address information regarding respective payment recipients.

For purposes of this Schedule A and the attached Assignment Agreement, the Designated Schedule A Information Recipient shall be the individual or committee specified in writing by BioNumerik to Lantern as the Designated Schedule A Information Recipient concurrently with the execution of the attached Assignment Agreement. The Designated Schedule A Information Recipient may be changed from time to time as specified by written notice from BioNumerik to Lantern, or, if the existence of BioNumerik has terminated following the Closing Date, as directed in writing to Lantern by a Majority of the Existing BNPI Payment Recipients.

It is the intention of this Schedule A that, in the event BioNumerik Preferred Holders have received (by means of payments pursuant to Paragraph 4 of this Schedule A, payments made on behalf of assignees of BioNumerik intellectual property rights other than Lantern, or by means of other distributions made by BioNumerik) an aggregate amount equal to the respective liquidation preference amount to which each applicable holder of each respective series of such Preferred Stock would be entitled pursuant to the terms of the BioNumerik Preferred Stock as in existence immediately prior to the Closing Date, then no further amounts would be paid pursuant to Paragraph 4 of this Schedule A. In addition, it is the intention of this Schedule A that, in the event BioNumerik Common Holders have received (by means of payments pursuant to Paragraph 5 of this Schedule A, payments made on behalf of assignees of BioNumerik intellectual property rights other than Lantern, or by means of other distributions made by BioNumerik) an aggregate amount equal to $.01 per share of BioNumerik Common Stock held immediately prior to the Closing Date, then no further amounts would be paid pursuant to Paragraph 5 of this Schedule A.

For purposes of this Schedule A and the attached Assignment Agreement, (i) the term “BioNumerik Preferred Stock” shall mean the Series A Convertible Preferred Stock, the Series B Convertible Preferred Stock, the Series C Convertible Preferred Stock, the Series D Convertible Preferred Stock, the Series E Convertible Preferred Stock, the Series F Convertible Preferred Stock, the Series G Convertible Preferred Stock, the Series H Convertible Preferred Stock, the Series I Convertible Preferred Stock, the Series J Convertible Preferred Stock, the Series K Convertible Preferred Stock, the Series L Convertible Preferred Stock, the Series M Convertible Preferred Stock, and the Series N Convertible Preferred Stock of BioNumerik; and the term “BioNumerik Common Stock” shall mean the Common Stock of BioNumerik.

Each capitalized term used but not defined in this Schedule A shall have the meaning given to such term in the attached Assignment Agreement.

CONFIDENTIAL

Exhibit (1)

The Patent Rights as of the Effective Date of this Agreement are stated as follows:

Docket No.:	0265
Title:	Contemporaneous, Multiple Protein-Targeted Therapeutic Modification and/or Modulation of Disease by Administration of Sulfur-Containing, Amino Acid-Specific Small Molecules

Country	Sub Case	Case Type	Status	Application Number	Filing Date	Patent Number	Issue Date
United States of America		ORD	Pending	14/455,855	08-Aug-2014

Docket No.:	0263
Title:	Increasing Cancer Patient Survival Time by Administration of Dithio-Containing Compounds

Country	Sub Case	Case Type	Status	Application Number	Filing Date	Patent Number	Issue Date
United States of America		ORD	Granted	12/807,931	16-Sep-2010	9,023,805	05-May-2015
United States of America	A	DIV	Pending	14/675,607	31-Mar-2015

Docket No.:	0262
Title:	Treatment Methods and Compositions for Lung Cancer, Adenocarcinoma, and Other Medical Conditions

Country	Sub Case	Case Type	Status	Application Number	Filing Date	Patent Number	Issue Date
Australia		PCT	Granted	2008352597	14-Mar-2008	2008352597	21-Jun-2012
Australia	A	PCT	Granted	2008352603	15-Jul-2008	2008352603	13-Sep-2012
Canada		PCT	Granted	2,717,181	14-Mar-2008	2,717,181	15-Oct-2013
China (People’s Republic)	A	PCT	Granted	200880128889.4	28-Oct-2010	ZL 200880128889.4	18-Dec-2013
Denmark		EPP	Granted	08726839.7	14-Mar-2008	2 249 825	07-Oct-2015
European Patent Convention		PCT	Granted	08726839.7	14-Mar-2008	2 249 825	07-Oct-2015
European Patent Convention	A	PCT	Granted	08794507.7	18-Jul-2008
France		EPP	Granted	08726839.7	14-Mar-2008	2 249 825	07-Oct-2015
France	A	EPP	Granted	08794507.7	18-Jul-2008
Germany		EPP	Granted	08726839.7	14-Mar-2008	2 249 825	07-Oct-2015
Germany	A	EPP	Granted	08794507.7	18-Jul-2008
Japan		PCT	Granted	2010-550647	10-Sep-2010	5694782	13-Feb-2015
Japan	A	PCT	Granted	2010-550651	10-Sep-2010	5667886	19-Dec-2014
Netherlands		EPP	Granted	08726839.7	14-Mar-2008	2 249 825	07-Oct-2015
Netherlands	A	EPP	Granted	08794507.7	18-Jul-2008
Sweden	A	EPP	Granted	08794507.7	18-Jul-2008
Switzerland		EPP	Granted	08726839.7	14-Mar-2008	2 249 825	07-Oct-2015
Switzerland	A	EPP	Granted	08794507.7	18-Jul-2008
United Kingdom		EPP	Granted	08726839.7	14-Mar-2008	2 249 825	07-Oct-2015
United Kingdom	A	EPP	Granted	08794507.7	18-Jul-2008
United States of America	A	CIP	Granted	12/218,470	15-Jul-2008	9,320,760	26-Apr-2016

CONFIDENTIAL

Docket No.:	0257
Title:	Anti-Cancer Activity Augmentation Compounds and Formulations and Methods of Use Thereof

Country	Sub Case	Case Type	Status	Application Number	Filing Date	Patent Number	Issue Date
Australia		PCT	Granted	2007227466	16-Mar-2007	2007227466	01-Mar-2012
China (People’s Republic)		PCT	Granted	200780017354.5	16-Mar-2007	ZL200780017354.5	14-Mar-2012

Docket No.:	0256
Title:	Chemoprotective Methods and Compositions

Country	Sub Case	Case Type	Status	Application Number	Filing Date	Patent Number	Issue Date
Australia		PCT	Granted	2006326442	13-Dec-2006	2006323442	14-Jun-2012
Australia	A	PCT	Granted	2008352598	14-Mar-2008	2008352598	20-Sep-2012
Canada		PCT	Granted	2,648,945	13-Dec-2006	2,648,945	03-Apr-2012
European Patent Convention		PCT	Granted	06848549.9	13-Dec-2006	1991237	25-Feb-2015
European Patent Convention	A	PCT	Granted	08726840.5	14-Mar-2008	2 252 246	18-Jun-2014
France		EPP	Granted	06848549.9	13-Dec-2006	1991237	25-Feb-2015
France	A	EPP	Granted	08726840.5	14-Mar-2008	2 252 246	18-Jun-2014
Germany		EPP	Granted	06848549.9	13-Dec-2006	1991237	25-Feb-2015
Germany	A	EPP	Granted	08726840.5	14-Mar-2008	60 2008 032 832.5	18-Jun-2014
Hungary	A	EPP	Granted	08726840.5	14-Mar-2008	E021539	18-Jun-2014
Ireland	A	EPP	Granted	08726840.5	14-Mar-2008	2 252 246	18-Jun-2014
Italy	A	EPP	Granted	08726840.5	14-Mar-2008	2 252 246	18-Jun-2014
Japan	A	PCT	Granted	2010-550648	10-Sep-2010	5667885	12-Feb-2015
Netherlands		EPP	Granted	06848549.9	13-Dec-2006	1991237	25-Feb-2015
Netherlands	A	EPP	Granted	08726840.5	14-Mar-2008	2 252 246	18-Jun-2014
Spain	A	EPP	Granted	08726840.5	14-Mar-2008	2 252 246	18-Jun-2014
Sweden	A	EPP	Granted	08726840.5	14-Mar-2008	2 252 246	18-Jun-2014
Switzerland		EPP	Granted	06848549.9	13-Dec-2006	1991237	25-Feb-2015
Switzerland	A	EPP	Granted	08726840.5	14-Mar-2008	2 252 246	18-Jun-2014
United Kingdom		EPP	Granted	06848549.9	13-Dec-2006	1991237	25-Feb-2015
United Kingdom	A	EPP	Granted	08726840.5	14-Mar-2008	2 252 246	18-Jun-2014

CONFIDENTIAL

Docket No.:	0243
Title:	Medicinal Disulfide Salts

Country	Sub Case	Case Type	Status	Application Number	Filing Date	Patent Number	Issue Date
Canada		PCT	Granted	2,580,802	21-Sep-2005	2,580,802	20-Nov-2012
India		PCT	Published	2350/DELNP/2007	21-Sep-2005
Japan		PCT	Granted	2007-532635	21-Sep-2005	5015781	15-Jun-2012
Mexico		PCT	Granted	MX/a/2007/003174	21-Sep-2005	271540	05-Nov-2009
United States of America		PRI	Granted	10/945,809	21-Sep-2004	7,282,602	16-Oct-2007

Docket No.:	0239
Title:	Process for Synthesizing Disulfides

Country	Sub Case	Case Type	Status	Application Number	Filing Date	Patent Number	Issue Date
Australia		PCT	Granted	2004299131	17-Dec-2004	2004 299131	26-Aug-2010
Canada		PCT	Granted	2548497	17-Dec-2004	2,548,497	09-Jun-2009
China (People’s Republic)		PCT	Granted	2004800377657	17-Dec-2004	2004800377657	14-Jan-2009
India		PCT	Granted	3391/DELNP/2006	17-Dec-2004	249478	21-Oct-2011
Japan		PCT	Granted	2006-545498	14-Jun-2006	4936898	02-Mar-2012
Mexico		PCT	Granted	PAa2006006709	17-Dec-2004	267694	22-Jun-2009
South Africa		PCT	Granted	2006/04767	17-Dec-2004	2006/4767	29-Sep-2007
United States of America	US	PRI	Granted	11/016,441	17-Dec-2004	7,053,240	30-May-2006

Docket No.:	0236
Title:	Compounds and Methods for Reducing Undesired Toxicity of Chemotherapeutic Agents

Country	Sub Case	Case Type	Status	Application Number	Filing Date	Patent Number	Issue Date
United States of America	A	DIV	Granted	11/985,244	14-Nov-2007	7,829,540	09-Nov-2010
United States of America	B	DIV	Granted	11/985,243	14-Nov-2007	7,829,539	09-Nov-2010
United States of America	C	DIV	Granted	11/985,241	14-Nov-2007	7,829,117	09-Nov-2010
United States of America	D	DIV	Granted	11/985,242	14-Nov-2007	7,829,538	09-Nov-2010
United States of America	E	DIV	Granted	11/985,272	14-Nov-2007	7,829,541	09-Nov-2010

CONFIDENTIAL

Docket No.:	0234
Title:	Method of Treating Patients Undergoing Kidney Dialysis

Country	Sub Case	Case Type	Status	Application Number	Filing Date	Patent Number	Issue Date
European Patent Convention		PCT	Granted	05 800 321.1	21-Sep-2005	1796682	06-Nov-2013
France		EPP	Granted	05 800 321.1	21-Sep-2005	1796682	06-Nov-2013
United Kingdom		EPP	Granted	05 800 321.1	21-Sep-2005	1796682	06-Nov-2013
United States of America		PRI	Granted	10/945,810	21-Sep-2004	7,235,589	26-Jun-2007

Docket aNo.:	0232
Title:	Method For Preparing Disodium 2,2’-Dithiobis(Ethanesulfonate)

Country	Sub Case	Case Type	Status	Application Number	Filing Date	Patent Number	Issue Date
Australia		PCT	Granted	2001276460	17-Jul-2001	2001276460	12-Oct-2006
Belgium		EPP	Granted	01954111.9	17-Jul-2001	1301477	29-Sep-2004
China (People’s Republic)		PCT	Pending	01814038.6	17-Jul-2001
European Patent Convention		PCT	Granted	01954111.9	17-Jul-2001	1301477	29-Sep-2004
France		EPP	Granted	01954111.9	17-Jul-2001	1301477	29-Sep-2004
Germany		EPP	Granted	01954111.9	17-Jul-2001	60106040	20-Jan-2005
Ireland		EPP	Granted	01954111.9	17-Jul-2001	1301477	29-Sep-2004
Italy		EPP	Granted	01954111.9	17-Jul-2001	1301477	19-Nov-2004
Japan		PCT	Granted	2002-512122	17-Jul-2001	4936630	02-Mar-2012
Liechtenstein		EPP	Granted	01954111.9	17-Jul-2001	1301477	29-Sep-2004
Sweden		EPC	Granted	01954111.9	17-Jul-2001	1301477	29-Sep-2004
Switzerland		EPP	Granted	01954111.9	17-Jul-2001	1301477	29-Sep-2004
United Kingdom		EPP	Granted	01954111.9	17-Jul-2001	1301477	29-Sep-2004
United States of America		ORD	Granted	10/333,422	16-Jun-2003	6,936,733	30-Aug-2005

CONFIDENTIAL

Docket No.:	0218
Title:	Drugs for Prophylaxis or Mitigation of Taxane-Induced Neuropathies

Country	Sub Case	Case Type	Status	Application Number	Filing Date	Patent Number	Issue Date
Australia		PCT	Granted	2003225253	29-Apr-2003	2003225253	18-Dec-2008
European Patent Convention		PCT	Granted	03721972.2	29-Apr-2003	1503748	25-Apr-2012
France		EPP	Granted	03721972.2	29-Apr-2003	1503748	25-Apr-2012
Germany		EPP	Granted	03721972.2	29-Apr-2003	60340723.4	25-Apr-2012
Japan		PCT	Granted	2004-500859	29-Apr-2003	5416327	22-Nov-2013
Spain		EPP	Granted	03721972.2	29-Apr-2003	2381968T3	25-Apr-2012
Sweden		EPP	Granted	03721972.2	29-Apr-2003	1503748	25-Apr-2012
Switzerland		EPP	Granted	03721972.2	29-Apr-2003	1503748	25-Apr-2012
United Kingdom		EPP	Granted	03721972.2	29-Apr-2003	1503748	25-Apr-2012
United States of America		PRI	Granted	10/135,975	30-Apr-2002	8,710,095	29-Apr-2014

Docket No.:	0211
Title:	Method for Treating Patients for Radiation Exposure

Country	Sub Case	Case Type	Status	Application Number	Filing Date	Patent Number	Issue Date
United States of America		PRI	Granted	10/002,526	26-Oct-2001	7,176,192	13-Feb-2007

Docket No.:	0197
Title:	Method for Treating Cancer Having Greater Efficacy and Reduced Adverse Effects

Country	Sub Case	Case Type	Status	Application Number	Filing Date	Patent Number	Issue Date
United States of America		ORD	Granted	10/044,575	11-Jan-2002	6,596,320	22-Jul-2003

Docket No.:	0177
Title:	Methods and Formulations for Reducing Toxicity Associated with Diabetes Treatments

Country	Sub Case	Case Type	Status	Application Number	Filing Date	Patent Number	Issue Date
United States of America		PRI	Granted	09/562,160	01-May-2000	6,468,963	22-Oct-2002

Docket No.:	0167
Title:	Method of Inhibiting Angiogenesis

Country	Sub Case	Case Type	Status	Application Number	Filing Date	Patent Number	Issue Date
United States of America		PRI	Granted	09/756,033	06-Jan-2001	6,255,355	03-Jul-2001

Docket No.:	0162
Title:	Method of Treating Acetaminophen Overdose

Country	Sub Case	Case Type	Status	Application Number	Filing Date	Patent Number	Issue Date
United States of America		PRI	Granted	09/671,792	27-Sep-2000	6,225,295	01-May-2001

CONFIDENTIAL

Docket No.:	0139
Title:	Method of Treating Atherosclerosis and Complications Resulting Therefrom

Country	Sub Case	Case Type	Status	Application Number	Filing Date	Patent Number	Issue Date
United States of America		PRI	Granted	09/513,540	25-Feb-2000	6,525,037	25-Feb-2003

Docket No.:	0123
Title:	Method of Treating Diabetic Nephropathy

Country	Sub Case	Case Type	Status	Application Number	Filing Date	Patent Number	Issue Date
United States of America		PRI	Granted	09/422,486	21-Oct-1999	6,031,006	29-Feb-2000

Docket No.:	0122
Title:	Method of Treating Diabetic Neuropathy

Country	Sub Case	Case Type	Status	Application Number	Filing Date	Patent Number	Issue Date
United States of America		PRI	Granted	09/422,485	21-Oct-1999	6,100,247	08-Aug-2000

Docket No.:	0110
Title:	Method for Reducing Development of Free Radical Induced Malignancies

Country	Sub Case	Case Type	Status	Application Number	Filing Date	Patent Number	Issue Date
United States of America		PRI	Granted	09/389,520	02-Sep-1999	6,143,796	07-Nov-2000

Docket No.:	0100
Title:	Method for Treating Glycol Poisoning

Country	Sub Case	Case Type	Status	Application Number	Filing Date	Patent Number	Issue Date
United States of America		PRI	Granted	09/317,693	24-May-1999	6,034,126	07-Mar-2000

Docket No.:	0091
Title:	Method of Treating Septic Shock

Country	Sub Case	Case Type	Status	Application Number	Filing Date	Patent Number	Issue Date
United States of America		PRI	Granted	09/247,247	09-Feb-1999	6,197,831	06-Mar-2001

Docket No.:	0090
Title:	Method of Treating Acute Renal Failure

Country	Sub Case	Case Type	Status	Application Number	Filing Date	Patent Number	Issue Date
United States of America		PRI	Granted	09/247,229	09-Feb-1999	6,172,119	09-Jan-2001

CONFIDENTIAL

Docket No.:	0089
Title:	Method of Treating Adult Respiratory Distress Syndrome

Country	Sub Case	Case Type	Status	Application Number	Filing Date	Patent Number	Issue Date
United States of America		PRI	Granted	09/246,476	09-Feb-1999	5,998,479	07-Dec-1999

Docket No.:	0088
Title:	Method of Reducing or Reversing Neuropathy

Country	Sub Case	Case Type	Status	Application Number	Filing Date	Patent Number	Issue Date
United States of America		PRI	Granted	09/246,471	09-Feb-1999	6,075,053	13-Jun-2000

Docket No.:	0077
Title:	Method for Treating Heavy Metal Poisoning

Country	Sub Case	Case Type	Status	Application Number	Filing Date	Patent Number	Issue Date
United States of America		PRI	Granted	09/247,115	09-Feb-1999	6,177,411	23-Jan-2001

Docket No.:	0063
Title:	Formulations and Methods of Reducing the Toxicity of Antineoplastic Agents

Country	Sub Case	Case Type	Status	Application Number	Filing Date	Patent Number	Issue Date
Japan	A	DIV	Pending	2005-294264	16-Oct-1998

Docket No.:	0035
Title:	Mercaptans and Disulfides

Country	Sub Case	Case Type	Status	Application Number	Filing Date	Patent Number	Issue Date
European Patent Convention		PCT	Granted	99948083.3	30-Aug-1999	1109779	11-Mar-2009
France		EPP	Granted	99948083.3	30-Aug-1999	1109779	11-Mar-2009
United Kingdom		EPP	Granted	99948083.3	30-Aug-1999	1109779	11-Mar-2009
United States of America	A	CIP	Granted	09/145,384	01-Sep-1998	6,160,167	12-Dec-2000

CONFIDENTIAL

Docket No.:	0028
Title:	Process for Synthesizing Pharmaceutically Active Disulfide Salts

Country	Sub Case	Case Type	Status	Application Number	Filing Date	Patent Number	Issue Date
Australia		PCT	Granted	2003231169	29-Apr-2003	2003231169	18-Dec-2008
Austria		EPP	Granted	03724301.1	29-Apr-2003	1499587	05-Nov-2014
Belgium		EPP	Granted	03724301.1	29-Apr-2003	1499587	05-Nov-2014
Canada		PCT	Granted	2,483,775	29-Apr-2003	2483775	08-Feb-2011
Denmark		EPP	Granted	03724301.1	29-Apr-2003	1499587	05-Nov-2014
European Patent Convention		PCT	Granted	03724301.1	29-Apr-2003	1499587	05-Nov-2014
Finland		EPP	Granted	03724301.1	29-Apr-2003	1499587	05-Nov-2014
France		EPP	Granted	03724301.1	29-Apr-2003	1499587	05-Nov-2014
Germany		EPP	Granted	03724301.1	29-Apr-2003	60346952.3	05-Nov-2014
Hungary		EPP	Granted	03724301.1	29-Apr-2003	E024088	05-Nov-2014
Ireland		EPP	Granted	03724301.1	29-Apr-2003	1499587	05-Nov-2014
Italy		EPP	Granted	03724301.1	29-Apr-2003	1499587	05-Nov-2014
Japan		PCT	Granted	2004-501366	28-Oct-2004	4478561	19-Mar-2010
Mexico		PCT	Granted	PA/a/2004/010859	29-Apr-2003	265732	06-Apr-2009
Netherlands		EPP	Granted	03724301.1	29-Apr-2003	1499587	05-Nov-2014
Portugal		EPP	Granted	03724301.1	29-Apr-2003	1499587	05-Nov-2014
Spain		EPP	Granted	03724301.1	29-Apr-2003	1499587	05-Nov-2014
Sweden		EPP	Granted	03724301.1	29-Apr-2003	1499587	05-Nov-2014
Switzerland		EPP	Granted	03724301.1	29-Apr-2003	1499587	05-Nov-2014
United Kingdom		EPP	Granted	03724301.1	29-Apr-2003	1499587	05-Nov-2014
United States of America		PRI	Granted	10/135,756	30-Apr-2002	6,504,049	07-Jan-2003

CONFIDENTIAL

Exhibit (2)

Registration information for the Trademark Rights as of the Effective Date is stated as follows:

				Registration
Name	Type	Country	Filing Date	Number	Issue Date
Tavocept	Trademark	U.S.	16-Feb-2010	4,264,896	25-Dec-2012
Tavocept	Trademark	Australia	27-Nov-2002	935844	23-Apr-2003
Tavocept	Trademark	Brazil	26-Nov-2002	825 049 644	26-Feb-2008
Tavocept	Trademark	China	28-Nov-2002	3386005	21-Jul-2004
Tavocept	Trademark	European Community	25-Nov-2002	00 2945921	06-Sep-2004
Tavocept	Trademark	India	27-Nov-2002	1153675	01-Jul-2005
Tavocept	Trademark	Israel	27-Nov-2002	160833	05-May-2004
Tavocept	Trademark	Japan	27-Nov-2002	4683146	20-Jun-2003
Tavocept	Trademark	Russia	27-Nov-2002	260723	25-Dec-2003
Tavocept	Trademark	South Africa	26-Nov-2002	2002/18645	25-Oct-2006
Tavocept	Trademark	Turkey	28-Nov-2002	2002/030716	08-Nov-2004